[LILLY LOGO]

                             Lilly Industries, Inc.
                                  [letterhead]


                             FOR IMMEDIATE RELEASE
           LILLY INDUSTRIES, INC. ANNOUNCES OFFERING OF SENIOR NOTES
                          AND NEW BANK CREDIT FACILITY

     Indianapolis, Indiana -- Oct. 17, 1997--Lilly Industries, Inc. ("Lilly" - NYSE:LI) today announced that it intends to offer $100 million in ten year Senior Unsecured Notes maturing 2007. In addition, the company is finalizing a new five year $175 million unsecured bank revolving credit facility. The new Senior Notes and bank facility will replace Lilly's existing $300 million secured bank revolving and term credit agreement.

     The Senior Notes offering will be made as a private placement with registration rights pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Senior Notes will not be registered under the Securities Act upon initial issuance and may not be sold in the United States absent registration or an exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

     Net proceeds from the offering, together with borrowings under the new bank credit facility, will be used to repay all outstanding debt under the company's existing bank revolving and term credit agreement. These transactions will not add incremental debt to Lilly's balance sheet.

     Lilly ranks among the largest North American manufactures of industrial coatings and specialty chemical products. Founded in 1865 in Indianapolis, Lilly supplies customers worldwide from plants and sales offices in the United States, Canada, Taiwan, China, Malaysia, the United Kingdom, Germany and Singapore.


CONTACT:  Lilly Industries, Inc., Indianapolis
          John E. Elbin, 317/687-6703



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